Exhibit 10.5

JOHN DEERE RESTRICTED STOCK UNITS
TERMS AND CONDITIONS
GRANTED [___________] (“Grant Date”)

Deere & Company Restricted Stock Equivalents (also known as Restricted Stock Units) (“RSUs”) are granted pursuant to the John Deere 2020 Equity and Incentive Plan (“Plan”). These terms and conditions (“Terms”), together with the Plan, contain the terms of your grant. You should read these Terms carefully. Any capitalized terms that are not otherwise defined in these Terms shall have the meaning assigned to them in the Plan.

RSUs are designed as long-term incentives to encourage ownership and focus on stockholder value.

RSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (“Company”) common stock $1 par value per share (“Common Stock”) if and when certain vesting and retention requirements, as detailed below, are satisfied.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee (“Committee”).

These Terms include certain restrictive covenants. If you are a resident of Illinois, you have the right to consult an attorney regarding these Terms. If you are a resident of Texas, you acknowledge that in consideration for your employment with the Company, the financial and other benefits you received from that employment, including the RSUs, and/or access to confidential information and/or trade secrets, you are bound by certain restrictive covenant provisions as outlined in these Terms.

Your RSUs are subject to the following provisions:

(1)	Vesting.
A.	Time-Based Vesting. Except as provided in sections (1)B and (1)C and subject to your acceptance of these Terms, your RSUs will vest over three years with 34% of the RSUs vesting on the first anniversary of the Grant Date, 33% of the RSUs vesting on the second anniversary of the Grant Date, and 33% of the RSUs vesting on the third anniversary of the Grant Date (each, a “Vesting Date”), subject to your continued employment through the applicable Vesting Date.
B.	Retirement. In the event of your termination of employment due to Retirement, subject to sections (6) and (7), your RSUs will vest as follows:
1.	If your Retirement occurs on or before the October 31 of the fiscal year in which the Grant Date occurs (the “Grant Year End”), a prorated portion of your RSUs shall vest on the date of your Retirement in an amount equal to the total number of your RSUs, multiplied by the percentage determined by dividing (i) the number of full calendar months that elapsed between the Grant Date and the Retirement date (including the month of Retirement); by (ii) 12. The remainder of the RSUs shall automatically be forfeited as of the date of your Retirement. The RSUs that vest in accordance with this section (1)B shall be converted to shares of Common Stock in substantially equal installments following the Vesting Dates in accordance with section (2) as if you remained in service through each such date.
2.	If your Retirement occurs after the Grant Year End, any unvested RSUs shall automatically vest in full on the date of your Retirement and shall be converted to shares of Common Stock in substantially equal installments following the remaining Vesting Dates in accordance with section (2) as if you remained in service through each such date.

For purposes of these Terms, “Retirement” shall have the meaning assigned to such term under the John Deere Pension Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Retirement shall be determined by the Company in its sole discretion, subject to compliance with applicable law.

C.	Disability or Death. In the event of your termination of employment due to Disability or due to death, subject to sections (6) and (7), your unvested RSUs will vest on the date of your termination of employment. Your vested RSUs will be converted into shares of Common Stock in substantially equal instalments following the remaining Vesting Dates in accordance with section (2) as if you remained in service through each such date. For purposes of these Terms, “Disability” shall have the meaning assigned to it under the John Deere Long-Term Disability Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Disability shall be determined by the Company in its sole discretion, subject to compliance with applicable law.
D.	Other Terminations. Except as provided in sections (1)B and (1)C, and subject to section (6), if you terminate employment with the Company and its Subsidiaries before the RSUs are fully vested, all unvested RSUs held by you at that time shall be automatically forfeited along with any accrued Dividend Equivalents (as defined below).
E.	In addition, pursuant to section 8.8 of the Plan, any unvested RSUs and Dividend Equivalents may be forfeited if you incur a suspension of employment or you are placed on a leave of absence, in either case subject to applicable law.
F.	Notwithstanding the foregoing, the Committee may, in its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the RSUs; provided that there shall be no acceleration of vesting of RSUs that would result in the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code or by regulations of the Secretary of the United States Treasury.
(2)	Conversion to Common Stock.
A.	Within five days following the applicable Vesting Date, you will receive a number of shares of Common Stock equal to the number of your vested RSUs (net of any shares of Common Stock withheld or sold on your behalf for Withholding Taxes (as defined below)), and such vested RSUs will terminate. If you have not met your stock ownership guideline requirements at the time of the conversion, you are required to continue to hold the shares of Common Stock received upon conversion of your vested RSUs (net of any shares of Common Stock withheld or sold on your behalf for Withholding Taxes) until your stock ownership guidelines are met. Stock ownership guidelines currently apply to salary grades E1 and above.
B.	The Company will not be required to convert any RSUs to shares of Common Stock upon vesting until the requirements of any federal, state, or foreign securities laws, rules, or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(3)	Non-Transferability. You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the RSUs or any rights under these Terms, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the foregoing, you may, as described in section (16), designate a beneficiary or beneficiaries to exercise your rights and receive any shares of Common Stock issued or any cash paid with respect to the RSUs upon your death.
(4)	No Stockholder Rights. You will not have any rights of a stockholder with respect to the shares of Common Stock issuable under the RSUs, including, but not limited to, voting rights, until the RSUs are converted and you become the record holder of those shares following their issuance after the satisfaction of the Withholding Taxes.
(5)	Dividend Equivalents. You will not receive cash dividends on the RSUs, but instead shall, with respect to each RSU, be entitled to a cash payment from the Company determined on each cash dividend payment date with respect to the shares of Common Stock with a record date occurring at any time following the Grant Date but prior to the issuance of shares of Common Stock with respect thereto in accordance with section (2). Such cash payment shall be equal to the dividend that would have been paid on the share of Common Stock issuable with respect to each RSU had such share been issued and outstanding and entitled to the dividend (“Dividend Equivalents”). Dividend Equivalents shall be accrued and paid in cash at the time the vested RSUs to which they relate are converted to Common Stock. If any RSUs are forfeited, the corresponding cash Dividend Equivalents will also be forfeited.

(6)	Change of Control. Article VII of the Plan will apply to the RSUs and, in the event of a Change of Control, the Committee or the Board of Directors may take such actions as it deems appropriate pursuant to the Plan. Notwithstanding the definitions in Article VII, to the extent required by Section 409A of the Code, a “Change of Control” shall occur only if such event constitutes a “change in control event” as defined under Treas. Reg. Section 1.409A-3(i)(5)(i). Article VII of the Plan shall be administered with respect to the RSUs so that it complies in all respects with Section 409A of the Code and the related regulations.
(7)	Special Forfeiture Provisions.
A.	In the event that your employment terminates due to Retirement, Disability, or with the consent of the Committee before the RSUs are converted to shares of Common Stock, your right to receive shares of Common Stock in exchange for your vested RSUs, if any, shall be subject to the Restrictive Covenants set forth in Attachment A. If it is determined that you have breached the Restrictive Covenants in Attachment A, your outstanding RSUs shall automatically be forfeited. Any determination by the Committee that you breached such Restrictive Covenants shall be final, binding and conclusive.
B.	If you have attained salary grade E3 or above on or after the Grant Date, then, by accepting these Terms, you agree that the RSUs are subject to and conditioned on the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy, the Incentive Compensation Recovery Policy, or any successor or similar policy), whether approved before or after the Grant Date (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, the RSUs are subject to offset in the event that you have an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. No RSUs (nor any portion thereof) shall be earned until you have met all the conditions of these Terms, and any clawback, recoupment or forfeiture provisions of any applicable Clawback Policy have been applied.
(8)	Withholding Taxes. The Company will take such actions as it deems appropriate to ensure that all applicable income taxes, employment taxes, social insurance, national insurance and other contributions, levies, payroll taxes, social security, payment on account obligations or other amounts (“Taxes”) required to be collected, withheld or accounted for in connection with the vesting and/or issuance of shares of Common Stock (or other amounts or property) pursuant to the RSUs (“Withholding Taxes”) are withheld or collected from you. As a default method, and unless the Committee determines otherwise, upon conversion of the RSUs to Common Stock, such number of whole shares of Common Stock to be issued upon such conversion as are necessary will be sold on your behalf and at your direction pursuant to this authorization, and the proceeds therefrom will be applied to the satisfaction of the Withholding Taxes; provided, however, that if you are an “officer” of the Company as defined under Rule 16a-1 under the Securities Exchange Act of 1934, upon conversion of the RSUs to Common Stock, whole shares of Common Stock to be issued upon such conversion will be withheld and their value will be applied to the satisfaction of the Withholding Taxes. In the event the RSUs become subject to Withholding Taxes prior to the conversion date for the RSUs, the Company may use one or a combination of the following methods to satisfy Withholding Taxes (A) reduce the number of your vested RSUs and apply the value of such RSUs to the Withholding Taxes and any additional Taxes created by such withholding, (B) arrange for the sale of such number of shares of Common Stock that would otherwise be deliverable to you (on your behalf and at your direction pursuant to this authorization) as are necessary to cover Withholding Taxes and any additional Taxes created by such sale, (C) withhold payroll amounts due to you and apply them to the Taxes, or (D) require you to deliver a check to the Company in the amount of such Taxes.
(9)	Expenses. Commissions, fees, and other expenses connected with the sale of shares of Common Stock following conversion of the RSUs are payable by you. No commissions or fees are charged for holding the RSUs and shares of Common Stock in the Fidelity brokerage account.
(10)	Procedures. RSUs are currently held and administered through Fidelity. Information regarding your RSU holdings is available via the Internet at _______________ or by calling ___________ in the U.S.Toll-free codes for calling from outside the U.S. can be accessed via the Internet at ____________________.

(11)	No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall the Plan or these Terms affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time, subject to applicable law and the terms of any employment agreement between you and the Company or a Subsidiary. Nothing herein creates an employment agreement or becomes part of remuneration for purposes of determining other benefits. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.
(12)	Severability. If all or any part of these Terms or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of these Terms or the Plan not declared to be unlawful or invalid. Any part of these Terms so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid. To the extent a court of competent jurisdiction determines that the Restrictive Covenants set forth in Attachment A are overly broad in duration or scope, the parties expressly agree that the court may modify the Restrictive Covenants so as to comply with applicable law.
(13)	Successors and Assigns. The grant of RSUs evidenced by these Terms shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
(14)	Amendment. These Terms may be amended only by a writing executed by the Company and you that specifically states that it is amending these Terms. Notwithstanding the foregoing, these Terms may be amended solely by the Committee by a writing which specifically states that it is amending these Terms, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Notwithstanding the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the RSUs or these Terms in any way it may deem necessary or advisable (A) to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decision or (B) to ensure that you are not required to recognize taxable income with respect to your RSUs prior to the time that they are converted into shares of Common Stock and are not subject to any additional taxes, penalties or interest under Section 409A of the Code.
(15)	Conformity with Plan. These RSUs were granted pursuant to Article IV of the Plan and are subject to the provisions of the Plan. Any inconsistencies between these Terms and the Plan shall be resolved in accordance with the provisions of the Plan. By accepting the award, you agree to be bound by all the terms of the Plan and these Terms. The prospectus for the Plan is available at _________. A paper copy of the prospectus is also available upon request from the Deere & Company Global Compensation, One John Deere Place, Moline, Illinois, 61265-8098 or by contacting the Executive Compensation department at _______@JohnDeere.com. The latest Deere & Company Annual Report and Proxy Statement are available electronically at http://www.deere.com/stock or in hard copy upon request from the Deere & Company Investor Relations.
(16)	Beneficiary. You may at any time name or change the beneficiary or beneficiaries to whom unpaid amounts under the Plan will be paid in the case of your death (to the extent the beneficiary designation is valid under applicable law). Beneficiary Designation Forms for completing and returning to Fidelity are available at:

United States Participants: _______________________________

Outside the United States Participants: _______________________________

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan. Please note that any Beneficiary Designation Form you made under the John Deere Omnibus Equity and Incentive Plan will not apply to benefits under the Plan.

(17)	Section 409A. This grant of RSUs is intended to comply with the applicable requirements of Section 409A of the Code and shall be administered in accordance with Section 409A of the Code. Notwithstanding anything in these Terms to the contrary, if the RSUs constitute “deferred compensation” under Section 409A of the Code and the RSUs are converted to shares of Common Stock upon your separation from service, payment with respect to the RSUs shall be delayed for a period of six months after your separation from service if you are a “specified employee” as defined under Section 409A of the Code (as determined by the Committee), if required pursuant to Section 409A of the Code. If payment is delayed, the shares of Common Stock shall be distributed within 30 days of the date that is the six-month anniversary of your termination of employment. If you die during the six-month delay, such shares shall be distributed in accordance with your will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this grant of RSUs may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code. To the extent that any provision of these Terms would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the RSUs to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under these Terms shall be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.
(18)	Electronic Delivery. The Company may deliver any documents related to the RSUs, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but are not limited to, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company in writing or by telephone. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.
(19)	Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, if you reside and/or work outside of the United States, you shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you currently reside or work or if you relocate to one of the countries included in the Country-Specific Terms and Conditions after the Grant Date, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of these Terms and are incorporated herein by reference.
(20)	Grant Acceptance. YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED AT LEAST 14 DAYS TO REVIEW AND CONSIDER THESE TERMS. YOU MUST ACCEPT THESE TERMS BY DOING SO ON THE FIDELITY ADMINISTRATION WEBSITE (___________________) PRIOR TO THE RSUS BEING CONVERTED TO SHARES OF COMMON STOCK. IF YOU DO NOT ACCEPT THE TERMS AS INSTRUCTED, THIS GRANT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION BY THE COMPANY OR THE COMMITTEE, TERMINATE AND THE RSUS SHALL BE FORFEITED.

ACCEPTANCE OF THESE TERMS CONSTITUTES YOUR CONSENT TO ANY ACTION TAKEN UNDER THE PLAN AND THESE TERMS AND YOUR AGREEMENT TO BE BOUND BY THE COVENANTS AND AGREEMENTS CONTAINED IN ATTACHMENT A HERETO. YOU SHOULD READ ATTACHMENT A CAREFULLY BEFORE DECIDING TO ACCEPT THE AWARD OF RSUS. IF YOU DECIDE NOT TO ACCEPT THIS AWARD YOU WILL FORFEIT THE RSUS AND THE RESTRICTIVE COVENANTS SET FORTH IN ATTACHMENT A WILL NOT APPLY. HOWEVER, YOU WILL CONTINUE TO BE SUBJECT TO ANY RESTRICTIVE COVENANTS WITH RESPECT TO PRIOR OR SUBSEQUENT EQUITY GRANTS AND ANY OTHER RESTRICTIVE COVENANT AGREEMENTS BETWEEN YOU AND THE COMPANY. THERE WILL BE NO OTHER CONSEQUENCES AS A RESULT OF YOUR DECISION NOT TO ACCEPT THIS AWARD.